UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 4, 2009
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 4, 2009, our board of directors approved the spin-off of our wholly owned subsidiary, Seahawk Drilling, Inc. (“Seahawk”), to our stockholders through a stock distribution. At the time of the spin-off, Seahawk will hold the assets and liabilities associated with our mat-supported jackup rig business. After completing the spin-off, our stockholders will own 100% of the outstanding common stock of Seahawk.
     The distribution of Seahawk common stock is expected to occur on August 24, 2009 by way of a pro rata stock dividend to our stockholders. Each of our stockholders will receive one share of Seahawk common stock for every 15 shares of our common stock held by such stockholder at the close of business on August 14, 2009, the record date of the spin-off. Fractional shares of Seahawk common stock will not be issued. Each of our stockholders that would be entitled to receive a fractional share of Seahawk common stock will instead receive a cash payment with respect to the fractional share.
     In order to effect the spin-off and govern our relationship with Seahawk after the spin-off, we entered into a Master Separation Agreement and a Tax Sharing Agreement with Seahawk on August 4, 2009. Those agreements are filed as Exhibits 2.1 and 10.1 to this Current Report, respectively, and are incorporated herein by reference.
Master Separation Agreement
     The Master Separation Agreement governs the separation of our mat-supported jackup rig business, the subsequent distribution of Seahawk’s shares to our stockholders and other matters related to our relationship with Seahawk.
     Pursuant to the Master Separation Agreement, Seahawk will hold the assets and liabilities associated with our mat-supported jackup rig business. In connection with the spin-off, the Master Separation Agreement contemplates that the amount of Seahawk’s current assets less current liabilities as of May 31, 2009 will be determined prior to the date of the spin-off, and if such amount is less than $85 million, we will pay Seahawk the difference. As a result of this covenant, we will pay Seahawk approximately $47.3 million in cash before the closing of the spin-off.
     The Master Separation Agreement provides that the spin-off is subject to several conditions that must be satisfied or that we must waived, in our sole discretion, including:
•	we will have received an opinion of counsel from Baker Botts L.L.P. satisfactory to us substantially to the effect that for U.S. federal income tax purposes, the spin-off and certain related transactions will qualify under Sections 355 and/or 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	the private letter ruling issued to us by the IRS regarding the tax-free status of the distribution and certain related transactions shall remain effective;

•	Seahawk’s Registration Statement on Form 10 will have become effective under the Exchange Act;

•	the actions and filings necessary or appropriate to comply with federal and state securities laws will have been taken;

•	the NASDAQ Global Select Market will have approved for listing the shares of Seahawk’s common stock to be issued in the spin-off, subject to official notice of issuance;

•	the separation of the mat-supported jackup rig business and the distribution of Seahawk shares in the spin-off will not violate or result in a breach of any law or any of our material agreements;

•	no court or other order or other legal or regulatory restraint will exist that prevents, or materially limits the benefits of, completion of the spin-off;

•	all consents and governmental or other regulatory approvals required in connection with the transactions contemplated by the Master Separation Agreement shall have been received and shall remain in full force and effect;

•	each of the ancillary agreements contemplated by the Master Separation Agreement shall have been entered into before the spin-off and shall not have been materially breached by the parties; and

•	the spin-off will not violate the terms of any of our debt agreements.
     In general, under the Master Separation Agreement, Seahawk has agreed to indemnify us and our representatives and affiliates against certain liabilities from third party claims to the extent relating to, arising out of or resulting from:
•	Seahawk’s failure to discharge any of its liabilities or any of its agreements;

•	the operation of Seahawk’s business, whether before or after the spin-off;

•	any untrue statement or alleged untrue statement of a material fact or material omission or alleged material omission in Seahawk’s Registration Statement on Form 10, other than certain information relating to us.
     In general, under the Master Separation Agreement, we have agreed to indemnify Seahawk and its representatives and affiliates against certain liabilities from third party claims to the extent relating to, arising out of or resulting from:
•	our failure to discharge any of our liabilities or any of our agreements that are not transferred to Seahawk;

•	the operation of our business (other than Seahawk’s business), whether before or after the spin-off;

•	any untrue statement or alleged untrue statement of a material fact or material omission or alleged material omission in Seahawk’s Registration Statement on Form 10, but only with respect to certain information relating to us.
     The above summary is qualified by reference to the full text of the Master Separation Agreement.

Tax Sharing Agreement
     The Tax Sharing Agreement governs Seahawk’s and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits, and other tax matters. References in this summary description of the Tax Sharing Agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.
     Under the Tax Sharing Agreement, for tax periods (or portions thereof):
•	ending prior to January 1, 2009, Seahawk will be responsible for paying all U.S. federal, state, local and foreign income taxes that are attributable to our operations in the Gulf of Mexico and Seahawk’s and its predecessor’s operations wherever conducted (other than income taxes associated with certain deepwater drilling services contracts), and we will be responsible for paying all U.S. federal, state, local and foreign income taxes that are attributable to our other businesses;

•	beginning on or after January 1, 2009 and ending on or prior to the date of the spin-off, Seahawk will be responsible for paying all U.S. federal, state, local and foreign income taxes that are attributable to the mat-supported jackup rig business, and we will be responsible for paying all U.S. federal, state, local and foreign income taxes that are attributable to our businesses other than the mat-supported jackup rig business; and

•	beginning after the date of the spin-off, Seahawk will be responsible for paying all U.S. federal, state, local and foreign income taxes that are attributable to it and its subsidiaries.
     Generally, we must reimburse Seahawk, and Seahawk must reimburse us, for the use by one party of tax benefits allocated (under rules consistent with how taxes are allocated) to the other party. However, we will have no obligation to reimburse Seahawk, and Seahawk will have no obligation to reimburse us, for tax benefits arising in and used during tax periods beginning prior to the date of the spin-off, unless (i) such tax benefits result from a tax proceeding resolved after the date of the spin-off and (ii) the use of such tax benefits does not reduce or defer the use of the other party’s other tax benefits or result in an increase in the other party’s taxes.
     To the extent legally permitted, Seahawk will be required to carry tax benefits forward rather than back to a tax year that begins prior to the date of the spin-off. We must generally pay to Seahawk any refunds we receive on the use of Seahawk’s carried back tax benefits, except to the extent that our use of such tax benefit reduces or defers the use of our other tax benefits or results in an increase in our taxes.
     Finally, the Tax Sharing Agreement requires that neither Seahawk nor any of its subsidiaries take or fail to take any action that would be inconsistent with or prohibit the spin-off and certain related transactions from qualifying under Sections 355 and/or 368 of the Code.
     The above summary is qualified by reference to the full text of the Tax Sharing Agreement.
Item 8.01 Other Events.
     The information included under Item 1.01 of this Current Report is incorporated herein by reference.
     The press release announcing the action of the board of directors and certain details of the spin-off is filed as Exhibit 99.1 to this Current Report.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

2.1	Master Separation Agreement, dated as of August 4, 2009, between Pride International, Inc. and Seahawk Drilling, Inc.

10.1	Tax Sharing Agreement, dated as of August 4, 2009, between Pride International, Inc. and Seahawk Drilling, Inc.

99.1	Press release issued August 4, 2009.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ Brian C. Voegele
Brian C. Voegele
Senior Vice President and Chief Financial Officer

Date: August 6, 2009

EXHIBIT INDEX

No.	Description

2.1	Master Separation Agreement, dated as of August 4, 2009, between Pride International, Inc. and Seahawk Drilling, Inc.

10.1	Tax Sharing Agreement, dated as of August 4, 2009, between Pride International, Inc. and Seahawk Drilling, Inc.

99.1	Press release issued August 4, 2009.